EXHIBIT 99.1

MICHAEL BROWN, FORMER UNDER SECRETARY OF U.S. HOMELAND
SECURITY, TO JOIN CHARYS BOARD OF DIRECTORS

ATLANTA - March 26, 2007 - Charys Holding Company, Inc. (“Charys”) (OTCBB: CHYS) today announced that Michael D. Brown, former Under Secretary of U.S. Homeland Security, has agreed to join its Board of Directors.  Brown has also agreed to provide business development advisory services to Charys’ subsidiary, Cotton Companies.

Commenting on the appointment, Billy V. Ray, Jr., Chairman and CEO of Charys, stated, “We feel very privileged to welcome Michael to Charys’ Board and expect that he will play a meaningful role in our Company board’s governance and corporate oversight.  Furthermore, we have great confidence that he will quickly prove to be a highly valuable new business development resource, helping Cotton to successfully navigate the complexities of the political and decision making channels in both federal and state agencies.”

A prominent public figure, Brown has garnered over 25 years in public service with a significant focus on disaster planning, preparation and emergency management.  As Under Secretary of U.S. Homeland Security and Director of FEMA, Michael led the U.S. federal response to over 160 Presidential declared disasters, which have included some of the largest and worst in human history; among them were the 9/11 terrorist attacks in New York City and the Pentagon; Columbia shuttle disaster in 2003; Bam Iran earthquake; 2003 historic California and Western U.S. Wildfire season; the unprecedented string of hurricanes that swept the Southeastern United States in 2004 and 2005, including Hurricane Katrina; and the tsunami in South Asia.

About Charys Holding Company, Inc. (www.charys.com)

Headquartered in Atlanta, Georgia, Charys is a publicly traded company focusing on two primary business lines:  (i) remediation and reconstruction, and (ii) wireless communications and data infrastructure.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon Charys’ current expectations and speak only as of the date hereof.  Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions.  Charys’ Annual Report on Form 10-KSB, recent and forthcoming Quarterly Reports on Form 10-QSB, recent Current Reports on Form 8-K and other SEC filings discuss some of the important risk factors that may affect Charys’ business, results of operations and financial condition.  Management undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Charys Holding Company, Inc.

Main Phone: 678-443-2300

Fax: 678-443-2320

irdept@charys.com

or

Corporate Evolutions, Inc.

Investor Relations:

Fred Lande, 516-482-6565

Fax: 516-482-6099

info@corporateevolutions.com